Exhibit 99.1

Marvell Completes Acquisition of Avera Semi

Creates Leading ASIC Provider for Wired and Wireless Infrastructure

SANTA CLARA, Calif. (November. 5, 2019) – Marvell (NASDAQ: MRVL) today announced that it has completed its acquisition of Avera Semiconductor, the Application Specific Integrated Circuit (ASIC) business of GLOBALFOUNDRIES. After working capital adjustments, the net deal consideration of approximately $600 million is being funded by a short-term bridge loan. By combining Marvell’s advanced technology platform and scale with Avera’s custom design capabilities, Marvell is now able to offer the complete spectrum of semiconductor solutions spanning 5G, data center, enterprise, and automotive applications.

“With the addition of Avera, we have created an infrastructure ASIC powerhouse with immediate scale and complete design flexibility, making Marvell the ideal partner for leading wireline and wireless OEMs,” said Matt Murphy, president and CEO of Marvell. “The Avera team, originally part of IBM’s Microelectronics business, has built a 25-year heritage of delivering leading solutions to blue-chip customers, and we are thrilled welcome them to Marvell.”

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, processing, networking, security and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets. To learn more, visit: https://www.marvell.com.

Marvell Media Relations

Kristin Hehir

Senior Manager, Public Relations

408-222-8744

kristinh@marvell.com

Hanna Kang

Senior Manager, Public Relations

408-222-3780

hhkang@marvell.com